EXHIBIT 99.1

Company Contact:
Jim Dorsey, VP — Marketing
Tel: (267) 757-3040

Porter, LeVay & Rose, Inc.
Linda Decker, VP — Investor Relations
Bill Gordon, SVP — Media Relations
Tel: 212-564-4700

FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES SELLS CAPMED DIVISION TO METAVANTE TECHNOLOGIES
NEWTOWN, PA, January 7, 2009 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced the sale of its CapMed Division (“CapMed”) to Metavante Technologies, Inc. (“Metavante”) (NYSE: MV).
Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging said, “With the sale of CapMed, we can now focus all of our efforts on Bio-Imaging’s core business of providing clinical trial services, including medical image management and eClinical data services to support the product development process for the pharmaceutical, biotechnology and medical device companies. During 2008, we continued to execute on our strategic plan to expand our core pharmaceutical service business, most notably through our acquisition of Phoenix Data Systems (“PDS”). PDS’ comprehensive array of eClinical data solutions has expanded our core clinical trial services business into the rapidly growing electronic data capture (EDC) market.”
Mr. Weinstein continued, “While CapMed’s business of providing consumer centric interoperable personal health management solutions will be an integral component in the evolving healthcare system, we believe that it is beneficial for all parties that CapMed will be a part of an organization that is more closely aligned with healthcare information and payment processing for consumers. We have a great appreciation for Metavante’s Healthcare Payments business model and believe that CapMed will be a valuable addition to their current and future service offerings.”
Under terms of the agreement, Metavante will pay Bio-Imaging $500,000 in cash plus an earn-out over a two-year period. Additional terms of the agreement will be disclosed on a Form 8-K to be filed shortly after this press release. For the fourth quarter and full year 2008, Bio-Imaging expects to incur a one-time charge of $2.5 to $2.7 million, primarily due to a non-cash impairment charge related to the write-down of assets of the CapMed division. The one-time charge, net of taxes, is expected to reduce reported earnings per share for the fourth quarter and full year 2008 by approximately $0.10 to $0.12 per share. The final amount of this one-time charge will be announced in February 2009 with the Company’s 2008 fiscal year-end financial results. The Company reiterates its full year 2008 service revenue guidance to be in the range of $53 to $56 million and, as a result of the one-time charge, the company is lowering its full year 2008 earnings per share guidance from a range of $0.23 to $0.25 per share to a range of $0.11 to $0.15 per share. The Company is also reiterating its 2009 guidance for service revenues to be in the range of $60 to $63 million and earnings per share to be in the range of $0.23 to $0.25.
-more-

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its Core Labs in Newtown, PA, and Leiden, The Netherlands, along with business offices in the United States, The Netherlands, Germany and France. Phoenix Data Systems, Inc., a division of Bio-Imaging Technologies, is a leading global clinical data services provider of electronic data capture (EDC) services and a comprehensive array of broadly interoperable eClinical data solutions to the pharmaceutical and biotechnology industries. Phoenix Data Systems delivers full service EDC, a unique combination of electronic data capture, interactive voice response, reporting, and data management solutions. Additional information about Bio-Imaging is available at www.bioimaging.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
#####